Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of

Open Text Corporation.

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-109505, 333-5474, 333-6934, 333-08606, 333-08604, 333-10220, 333-08608, 333-87024, and 333-1212377) of Open Text Corporation, of our audit report dated June 28, 2006 to the Supervisory Board and shareholders of IXOS Software AG, Munich (“the Company”) with respect to the consolidated balance sheet of the Company as of February 29, 2004 and the related consolidated statement of operations, shareholders’ equity and cash flows for the period from July 1, 2003 to February 29, 2004, which report appears in the Form 8-K/A of Open Text Corporation dated June 30, 2006.

KPMG LLP

Chartered Accountants

Toronto, Canada

June 29, 2006